                                                                   EXHIBIT 99.1


[GAYLORD ENTERTAINMENT LOGO]                            INFORMATION FOR RELEASE


                     GAYLORD ENTERTAINMENT COMPANY REPORTS
                          SECOND-QUARTER 2003 RESULTS

                CONSOLIDATED REVENUES AND EBITDA EXCEED GUIDANCE
             DUE TO CONTINUED STRONG PERFORMANCE AT GAYLORD HOTELS

NASHVILLE, TENN. (July 31, 2003) - Gaylord Entertainment Company (NYSE: GET) today reported its financial results for the second quarter of 2003.

For the quarter, consolidated revenues from continuing operations were $105.5 million, an increase of 9.9% from $95.9 million in the same period last year. Consolidated operating loss for second-quarter 2003 was $1.5 million compared to operating income of $8.7 million in second-quarter 2002. For second-quarter 2003, the Company almost doubled net income to $11.4 million, or $0.33 per diluted share, from net income of $5.9 million, or $0.17 per diluted share, for second-quarter 2002. The Company's sale of its 33.3% partnership interest in the Opry Mills shopping center resulted in a gain of $10.6 million to operating income and $6.5 million to net income in second-quarter 2002. EBITDA(1) was $16.9 million in second-quarter compared to $13.6 million in the same quarter of 2002.

Year-to-date, consolidated revenues from continuing operations were $219.9 million, an increase of 12.4% from $195.6 million in the same period last year. Consolidated operating income for the first six months of 2003 was $3.4 million compared to an operating loss of $6.9 million in the first six months of 2002. The Company had net income in the six-month period of 2003 of $4.9 million, or $0.14 per diluted share. This compares to a net loss of $2.3 million, or $0.07 per diluted share, in the first six months of 2002. The Company's sale of its 33.3% partnership interest in the Opry Mills shopping center resulted in a gain of $10.6 million to operating income and $6.5 million to net income in the 2002 year-to-date period. EBITDA for the first six months of 2003 was $39.9 million compared to $23.8 million in the same period of 2002, an increase of 67.6%.

Commenting on the Company's results, Colin Reed, president and chief executive officer of Gaylord Entertainment, said, "We are delighted to have produced another solid quarter of results that demonstrate the strength of our meetings-focused business model. Our strong bookings at the outset of the quarter combined with lower-than-expected attrition resulted in performance that exceeded our expectations. Our two convention hotels saw increases in their operating fundamentals, further establishing Gaylord as a leader in the industry."

SEGMENT OPERATING RESULTS

HOSPITALITY

Hospitality revenue per available room(2) ("RevPAR") increased 8.4% to $105.92 in second-quarter 2003 compared to second-quarter 2002, at the top end of the Company's guidance range. Occupancy rose 5.9 percentage points, or 8.9%, to 72.4% while average daily rate ("ADR") remained consistent at $146.30. In addition, Hospitality total revenue per available room(3), which includes items such as food and beverage, increased 12.1% to $215.94 in second-quarter 2003 compared to second-quarter 2002. Hospitality revenues were $90.2 million in second-quarter 2003, an increase of 12.1% over second-quarter 2002. Hospitality operating income was $8.5 million in second-quarter 2003 compared to an operating income of $5.3 million for second-quarter 2002, an increase of 61.3%.

Hospitality EBITDA was $24.0 million for second-quarter 2003, an increase of $6.4 million over the same period last year. Hospitality EBITDA margins increased from 21.8% in second-quarter 2002 to 26.6% in second-quarter 2003, which reflects higher occupancy and RevPAR levels at Gaylord Palms and better expense management at Gaylord Opryland. Pre-opening expenses were $2.2 million and $0.7 million for the second quarter of 2003 and 2002, respectively. Due to the effect of GAAP straight-line lease payment recognition on the Gaylord Palms ground lease, non-cash lease expense included in operating income was $1.6 million for second-quarter 2003 and second-quarter 2002.

Reflecting the consistently positive customer experience provided at Gaylord Hotels, strong bookings of approximately 248,000 room nights for all future periods were recorded in the quarter. Rotational bookings accounted for approximately 37% of these room nights.

At the property level, Gaylord Opryland Nashville generated RevPAR of $94.35 in second-quarter 2003, which was consistent with second-quarter 2002. Total revenue per available room was $179.51 in second-quarter 2003, an increase of 2.1% from the same period in 2002. Occupancy increased 0.7 percentage points to 68.2% while ADR decreased slightly from second-quarter 2002.

Gaylord Palms generated RevPAR of $141.15 in second-quarter 2003, an increase of 23.1% from the same period in 2002. Total revenue per available room at Gaylord Palms was $323.85 in second-quarter 2003, an increase of 27.3% over second-quarter 2002. The property achieved significantly higher occupancy rates (82.4% in second-quarter 2003), which helped drive substantial increases in revenues generated outside of rooms. According to Smith Travel Research, in the second quarter Gaylord Palms posted a 121% fair share RevPAR index, ranking it No. 1 among its in-market competitive set of convention properties. Year to date, Gaylord Palms registered a fair share RevPAR index of 117%, also ranking it No. 1 among its competitors.

During the quarter, Gaylord Palms was named an elite Four-Diamond property by AAA for maintaining attentive service, upscale facilities and a superior standard of hospitality. The destination resort has also garnered Successful Meetings' Pinnacle Award and has been named Florida Monthly's "Best Florida Resort" for the second consecutive year.

On schedule to open in less than 10 months, the state-of-the-art, 1,511-room Gaylord Opryland Texas Resort & Convention Center continues to progress with pre-opening preparations. Resort management is successfully attracting and hiring the finest hospitality talent in the Dallas-Fort Worth market, as well as from other parts of the country. As of second-quarter 2003, the Company had invested approximately $266.0 million in cash on the project and expects to invest an additional $215.3 million to complete construction. These figures include pre-opening expenses of approximately $13.5 million through the second quarter of 2003 and $14.9 million to be incurred through completion.

"Our meetings-based hotel model delivered another quarter of solid results, and we're delighted to be on schedule to expand our Gaylord Hotels' network in Texas next April," Reed said. "Meeting planners continue to seek and demand the superior customer service, technology and facilities that Gaylord Hotels is uniquely positioned to provide. Our mix of top-of-the-line accommodations, unparalleled convention offerings and unique entertainment venues differentiates us from our competitors and makes us the ideal destination for large groups."

ATTRACTIONS

Attractions revenues were $15.2 million in second-quarter 2003, a decrease of $0.2 million compared to second-quarter 2002. Operating income in the Attractions segment was $0.2 million in second-quarter 2003 compared to an operating income of $1.8 million in second-quarter 2002. Attractions EBITDA decreased to $1.4 million in the latest quarter from $3.1 million in the same period last year. Reduced Attractions revenue and EBITDA are due primarily to weakness at Corporate Magic, the Company's corporate-event production business.

Grand Ole Opry revenues increased slightly in the second quarter over the same period last year. The Company has been able to drive attendance consistently at the Grand Ole Opry through improved marketing and by drawing the best performers in country music. On June 14, Capitol Records recording artist Trace Adkins was invited to become the newest member of the Grand Ole Opry. His formal induction will take place on Aug. 23.

On May 2, "America's Grand Ole Opry Weekend" was successfully launched via Westwood One's syndication distribution. In addition, through the Company's previously announced marketing relationship with Cumulus Media, "America's Grand Ole Opry Weekend" is being broadcast on Cumulus-owned country stations.

"The Opry continues to expand its reach in attracting country lifestyle enthusiasts from all over the world," Reed said. "Over the last several months, we have successfully launched more initiatives that support our goal of meeting the overwhelming demand for quality country entertainment."

CORPORATE AND OTHER

Corporate and Other operating loss totaled $10.2 million for second-quarter 2003, compared to an operating loss of $8.8 million for second-quarter 2002. The higher operating loss in second-quarter 2003 is primarily the result of a change in long-term incentive compensation from an options based model to a combination of options and restricted stock units. Corporate and Other operating losses included non-cash and non-recurring charges of $1.8 million and $1.7 million for the second quarters of 2003 and 2002, respectively. These charges account for items such as depreciation, amortization and the non-cash portion of the Gaylord Entertainment Center naming rights agreement expense.

LIQUIDITY

At June 30, 2003, the Company had total long-term debt outstanding of $470.7 million and cash of $172.9 million.

In May 2003, the Company closed its previously announced financing facility of $225 million. The three-year, floating-rate credit facility is comprised of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The senior loans are priced at LIBOR + 3.50%, and the subordinated loan is priced at LIBOR + 8.00%, for a weighted average pricing of LIBOR + 4.50%. Simultaneous with closing, the Company engaged LIBOR interest rate swaps that effectively locked LIBOR at 1.48% in year one and at 2.09% in year two.

The Company's $203.2 million senior loan and $66.0 million mezzanine loan secured by Gaylord Opryland Nashville mature on March 31, 2004, and April 1, 2004, respectively. Both loans provide two one-year extension options. The Company intends to exercise the extension option on the senior loan and to refinance the mezzanine loan. Accordingly, the mezzanine loan has been classified as a current liability.

"Our balance sheet continued to improve in the quarter as we closed our $225 million financing facility," said David Kloeppel, chief financial officer of Gaylord Entertainment. "Through our successful divestiture program, we have also been able to retire debt on Gaylord Palms, to fund the Gaylord Opryland Texas project fully and to pursue appropriate growth opportunities selectively."

As previously disclosed in January 2003, the Company restated its historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to the Company's income tax accrual and the manner in which the Company accounted for its investment in the Nashville Predators. The Company has been advised by the Securities and Exchange Commission (the "SEC") Staff that it is conducting a formal investigation into the financial results and transactions that were the subject of the restatement by the Company. The Company has been cooperating with the SEC Staff and intends to continue to do so. Although the Company cannot predict the ultimate outcome of the investigation, the Company does not currently believe that the investigation will have a material adverse effect on the Company's financial condition or results of operation.

OUTLOOK

The following information is based on current information as of July 31, 2002. The Company does not expect to update guidance until next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.

"We have made significant progress establishing Gaylord Entertainment as a hospitality industry leader," Reed said. "We are continuing to book a significant number of room nights, and occupancy is building nicely for all future years. That said, we are seeing some short-term impact from the ongoing challenging economic environment. In one instance, three large groups scheduled for the third and fourth quarters at Gaylord Palms moved their stays to 2004. We accommodated their needs, waiving current attrition clauses to lock in long-term rotation programs for multiple years. However, this activity leaves occupancy gaps in both quarters. As we have noted previously, competition for short-term bookings remains intense. However, call volumes from our customers have increased, particularly in the corporate segment, and we are working with record levels of prospective customers. Looking forward, we remain cautiously optimistic for the coming 12 months."

Even considering the aforementioned cancellations, the Company expects RevPAR for 2003 to be within the previously guided range of 4%-7%. The Company expects RevPAR to decline approximately 3% in third-quarter 2003 and approximately 2% in fourth-quarter 2003.

Total revenues for third-quarter 2003 are expected to be between $95 million and $98 million, with EBITDA margin in the 10% range.

Capital expenditures for third-quarter 2003 are expected to be between $55 million and $70 million and between $230 million and $240 million for 2003.

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. EST. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for 30 days.

ABOUT GAYLORD ENTERTAINMENT

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels branded properties, including the Gaylord Opryland Resort & Convention Center in Nashville and the Gaylord Palms Resort & Convention Center in Kissimmee, Fla., and the Radisson Opryland Hotel in Nashville. The company's entertainment brands include the Grand Ole Opry, the Ryman Auditorium, the General Jackson Showboat, the Springhouse Golf Club, the Wildhorse Saloon and WSM-AM. Gaylord Entertainment's stock is traded on the New York Stock Exchange under the symbol GET. For more information about the company, visit www.gaylordentertainment.com.

1        EBITDA (defined as earnings before interest, taxes, depreciation, amortization, pre-opening expense, non-cash lease and naming rights agreement expenses, as well as other non-recurring or non-cash items) is presented supplementally in the tables below and in the discussion of operating results because the Company believes it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions. The Company also believes EBITDA provides an additional measure of our ability to service debt, fund capital expenditures and grow our business. Pre-opening expense, non-recurring and non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, non-recurring and non-cash items to operating income from continuing operations. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of EBITDA to net income or segment operating income is presented in the Supplemental Financial Results of this release.

2        The Company calculates revenue per available room ("RevPAR") by dividing room sales for comparable properties by room nights available to guests for the period.

3        The Company calculates total revenue per available room by dividing the sum of room sales, food & beverage, and other ancillary services revenue for comparable properties by room nights available to guests for the period.


This press release contains statements as to the company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, costs associated with developing new hotel facilities, the impact of the SEC investigation and other costs associated with changes to the Company's historical financial statements, business levels at the company's hotels, the ability to complete potential divestitures successfully and the ability to consummate financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by Gaylord Entertainment with the Securities and Exchange Commission.

Gaylord Entertainment does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.


INVESTOR RELATIONS CONTACTS:                            MEDIA CONTACTS:
David Kloeppel, CFO                                     Jim Brown
Gaylord Entertainment                                   Gaylord Entertainment
(615) 316-6101                                          (615) 316-6302
dkloeppel@gaylordentertainment.com                      jbrown@gaylordentertainment.com

           ~OR~                                                   ~OR~

Key Foster, VP Corporate Finance &                      Dan O'Connor
Investor Relations                                      Sloane & Company
Gaylord Entertainment                                   (212) 446-1865
(615) 316-6132                                          doconnor@sloanepr.com
kfoster@gaylordentertainment.com

           ~OR~

Jenny Lee
Sloane & Company
(212) 446-1892
jlee@sloanepr.com

               GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL RESULTS
                                 Unaudited
                    (In thousands, except per share data)


                                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                         JUNE 30,                            JUNE 30,
                                                                ---------------------------         ---------------------------
                                                                  2003              2002               2003             2002
                                                                ---------         ---------         ---------         ---------

Revenues                                                        $ 105,470         $  95,937         $ 219,850         $ 195,594
Operating expenses
   Operating costs                                                 62,710            61,326           128,406           129,508
   Selling, general and administrative (a)                         27,747            22,967            55,320            49,454
   Preopening costs                                                 2,248               650             3,828             6,079
   Gain on sale of assets (b)                                          --           (10,567)               --           (10,567)
   Restructuring charges, net (c)                                      --                50                --                50
   Depreciation                                                    13,084            11,960            26,426            26,253
   Amortization                                                     1,220               802             2,451             1,739
                                                                ---------         ---------         ---------         ---------
Operating income (loss)                                            (1,539)            8,749             3,419            (6,922)
                                                                ---------         ---------         ---------         ---------

Interest expense                                                  (11,291)          (12,749)          (20,663)          (24,350)
Interest income                                                       512               550             1,031             1,077
Unrealized gain (loss) on Viacom stock                             78,562           (44,012)           31,909             2,421
Unrealized gain (loss) on derivatives                             (48,426)           49,835            (8,960)           20,138
Other gains and losses                                                 60               496               283              (122)
                                                                ---------         ---------         ---------         ---------
Income (loss) before provision (benefit)
  for income taxes, discontinued operations, and cumulative
  effect of accounting change                                      17,878             2,869             7,019            (7,758)
                                                                ---------         ---------         ---------         ---------

Provision (benefit) for income taxes                                7,334            (1,584)            3,098            (5,678)
                                                                ---------         ---------         ---------         ---------
Income (loss) from continuing operations before discontinued
  operations and cumulative effect of accounting change            10,544             4,453             3,921            (2,080)

Income from discontinued operations, net of taxes                     809             1,425               976             2,383
Cumulative effect of accounting change, net of taxes (d)               --                --                --            (2,572)

                                                                ---------         ---------         ---------         ---------
Net income (loss)                                               $  11,353         $   5,878         $   4,897         $  (2,269)
                                                                =========         =========         =========         =========

Basic net income (loss) per share:
   Income (loss) from continuing operations                     $    0.31         $    0.13         $    0.11         $   (0.06)
   Income from discontinued operations, net of taxes                 0.03              0.04              0.03              0.07
   Cumulative effect of accounting change, net of taxes                --                --                --             (0.08)
                                                                ---------         ---------         ---------         ---------
   Consolidated EPS                                             $    0.34         $    0.17         $    0.14         $   (0.07)
                                                                =========         =========         =========         =========

Fully diluted net income (loss) per share:
   Income (loss) from continuing operations                     $    0.31         $    0.13         $    0.11         $   (0.06)
   Income from discontinued operations, net of taxes                 0.02              0.04              0.03              0.07
   Cumulative effect of accounting change, net of taxes                --                --                --             (0.08)
                                                                ---------         ---------         ---------         ---------
   Consolidated diluted EPS                                     $    0.33         $    0.17         $    0.14         $   (0.07)
                                                                =========         =========         =========         =========

Weighted average common shares for the period:
   Basic                                                           33,819            33,767            33,802            33,754
   Fully-diluted                                                   34,070            33,843            33,927            33,754

(a) Includes non-cash lease expense of $1,638 for the three months ended June 30, 2003 and 2002 and $3,276 for the six months ended June 30, 2003 and 2002, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Also includes a net charge of $3,346 for non-cash pension and post-retirement adjustments recorded in the first quarter, 2002. And includes non-cash expense of $255 and $282 for the three months ended June 30, 2003 and 2002, respectively, and $510 and $564 for the six months ended June 30, 2003 and 2002, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

(b) During the second quarter of 2002, the Company sold its partnership interest in Opry Mills and received approximately $30,800 in cash proceeds upon the disposition and deferred approximately $20,000 of the gain representing the present value of the continuing land lease interest between the Company and the Opry Mills partnership. During the third quarter of 2002, the Company sold its interest in the land lease and, during the third quarter of 2002, recognized the $20,000 deferred gain, net of certain transactions costs.

(c) Includes a restructuring charge of $1,149 for the second quarter of 2002, offset by a reversal of prior years' restructuring charges of $1,079 primarily related to entering into sub-lease agreements reducing the Company's future expected payments.

(d) For the six months ended June 30, 2002, the cumulative effect of accounting change relates to the impairment of the goodwill associated with the Radisson Hotel at Opryland in relation to adopting SFAS No.
         142. The goodwill impairment was $4,221, net of taxes of $1,626.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                   Unaudited
                                 (In thousands)


                                                                JUNE 30,        DECEMBER 31,
                                                                  2003              2002
                                                               ----------       ------------

                           ASSETS
Current assets:
      Cash - unrestricted                                      $   49,919        $   98,632
      Cash - restricted                                           122,956            19,323
      Trade receivables, net                                       24,750            22,374
      Current assets of discontinued operations                     5,289             4,095
      Deferred financing costs                                     29,475            26,865
      Deferred income taxes                                        20,553            20,553
      Other current assets                                         26,883            25,889
                                                               ----------        ----------
          Total current assets                                    279,825           217,731

Property and equipment, net of accumulated depreciation         1,190,286         1,110,163
Goodwill                                                            6,915             6,915
Intangible assets                                                   1,980             1,996
Investments                                                       540,988           509,080
Estimated fair value of derivative assets                         188,204           207,727
Long-term deferred financing costs                                 87,127           100,933
Long-term assets of discontinued operations                        12,686            13,328
Other long-term assets                                             24,506            24,323
                                                               ----------        ----------

      Total assets                                             $2,332,517        $2,192,196
                                                               ==========        ==========


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

      Current portion of long-term debt                        $   74,544        $    8,526
      Accounts payable and accrued liabilities                     89,453            80,685
      Current liabilities of discontinued operations                6,274             6,652
                                                               ----------        ----------
          Total current liabilities                               170,271            95,863

Secured forward exchange contract                                 613,054           613,054
Long-term debt                                                    396,188           332,112
Deferred income taxes                                             246,957           244,372
Estimated fair value of derivative liabilities                     38,084            48,647
Other long-term liabilities                                        70,716            67,895
Other long-term liabilities of discontinued operations                792               789
Minority interest of discontinued operations                        1,899             1,885
Stockholders' equity                                              794,556           787,579
                                                               ----------        ----------

      Total liabilities and stockholders' equity               $2,332,517        $2,192,196
                                                               ==========        ==========

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                   Unaudited
                    (in thousands, except operating metrics)


                                                   THREE MONTHS ENDED                            SIX MONTHS ENDED
                                                         JUNE 30,                                     JUNE 30,
                                         ------------------------------------------    -------------------------------------------
                                           2003                    2002                   2003                  2002
                                         ---------              ---------              ---------              ---------

HOSPITALITY OPERATING METRICS:
Hospitality Segment
  Occupancy                                   72.4%                  66.5%                  74.4%                  66.2%
  Average daily rate (ADR)               $  146.30              $  146.86              $  147.48              $  148.00
  RevPAR                                 $  105.92              $   97.69              $  109.76              $   98.02
  Total revenue per available room (1)   $  215.94              $  192.57              $  228.40              $  195.75

Gaylord Opryland Nashville
  Occupancy                                   68.2%                  67.5%                  73.0%                  66.1%
  Average daily rate (ADR)               $  138.29              $  139.68              $  136.60              $  139.72
  RevPAR                                 $   94.35              $   94.21              $   99.77              $   92.37
  Total revenue per available room (1)   $  179.51              $  175.84              $  195.83              $  176.30

Gaylord Palms
  Occupancy                                   82.4%                  64.8%                  79.4%                  68.0%
  Average daily rate (ADR)               $  171.26              $  177.02              $  179.61              $  178.71
  RevPAR                                 $  141.15              $  114.66              $  170.98              $  121.53
  Total revenue per available room (1)   $  323.85              $  254.40              $  331.25              $  267.90

                                              $       MARGIN         $       MARGIN        $        MARGIN         $        MARGIN
                                         -------------------    -------------------    -------------------    --------------------

EBITDA RECONCILIATION:
Consolidated
  Revenue                                $ 105,470     100.0%   $  95,937     100.0%   $ 219,850     100.0%   $ 195,594      100.0%

Net income                               $  11,353      10.8%   $   5,878       6.1%   $   4,897       2.2%   $  (2,269)      -1.2%
  Cumulative effect of accounting
    change, net of taxes                         0       0.0%           0       0.0%           0       0.0%       2,572        1.3%
  Income from discontinued operations,
    net of taxes                              (809)     -0.8%      (1,425)     -1.5%        (976)     -0.4%      (2,383)      -1.2%
  Provision (benefit) for income taxes       7,334       7.0%      (1,584)     -1.7%       3,098       1.4%      (5,678)      -2.9%
  Other gains and losses                       (60)     -0.1%        (496)     -0.5%        (283)     -0.1%         122        0.1%
  Unrealized gain (loss) on derivatives     48,426      45.9%     (49,835)    -51.9%       8,960       4.1%     (20,138)     -10.3%
  Unrealized gain (loss) on Viacom stock   (78,562)    -74.5%      44,012      45.9%     (31,909)    -14.5%      (2,421)      -1.2%
  Interest expense, net                     10,779      10.2%      12,199      12.7%      19,632       8.9%      23,273       11.9%
                                         ---------     -----    ---------     -----    ---------     -----    ---------      -----
      Operating income/(loss)            $  (1,539)     -1.5%   $   8,749       9.1%   $   3,419       1.6%   $  (6,922)      -3.5%

  Depreciation                              13,084      12.4%      11,960      12.5%      26,426      12.0%      26,253       13.4%
  Amortization                               1,220       1.2%         802       0.8%       2,451       1.1%       1,739        0.9%
  Restructuring charges, net                     0       0.0%          50       0.1%           0       0.0%          50        0.0%
  Noncash lease expense                      1,638       1.6%       1,638       1.7%       3,276       1.5%       3,276        1.7%
  Noncash naming rights for
    Gaylord Arena                              255       0.2%         282       0.3%         510       0.2%         564        0.3%
  Gain on sale of assets                         0       0.0%     (10,567)    -11.0%           0       0.0%     (10,567)      -5.4%
  Preopening costs                           2,248       2.1%         650       0.7%       3,828       1.7%       6,079        3.1%
  Pension charges, net of tax                   --       0.0%          --       0.0%          --       0.0%       3,346        1.7%
                                         ---------     -----    ---------     -----    ---------     -----    ---------      -----
      EBITDA                             $  16,906      16.0%   $  13,564      14.1%   $  39,910      18.2%   $  23,818       12.2%
                                         =========     =====    =========     =====    =========     =====    =========      =====

Hospitality segment
  Revenue                                $  90,190     100.0%   $  80,472     100.0%   $ 189,705     100.0%   $ 160,768      100.0%
  Operating income/(loss)                    8,533       9.5%       5,290       6.6%      25,579      13.5%       3,388        2.1%
    Plus: preopening costs                   2,248       2.5%         650       0.8%       3,828       2.0%       6,079        3.8%
    Plus: noncash lease expense              1,638       1.8%       1,638       2.0%       3,276       1.7%       3,276        2.0%
    Plus: depreciation & amortization       11,550      12.8%       9,999      12.4%      23,158      12.2%      22,328       13.9%
                                         ---------     -----    ---------     -----    ---------     -----    ---------      -----
      EBITDA                             $  23,969      26.6%   $  17,577      21.8%   $  55,841      29.4%   $  35,071       21.8%
                                         =========     =====    =========     =====    =========     =====    =========      =====

Attractions and Opry Group segment
  Revenue                                $  15,234     100.0%   $  15,409     100.0%   $  30,051     100.0%   $  34,714      100.0%
  Operating income/(loss)                      162       1.1%       1,789      11.6%      (1,435)     -4.8%         953        2.7%
    Plus: depreciation & amortization        1,232       8.1%       1,340       8.7%       2,636       8.8%       2,830        8.2%
                                         ---------     -----    ---------     -----    ---------     -----    ---------      -----
      EBITDA                             $   1,394       9.2%   $   3,129      20.3%   $   1,201       4.0%   $   3,783       10.9%
                                         =========     =====    =========     =====    =========     =====    =========      =====

Corporate and Other segment
  Revenue                                $      46              $      56              $      94              $     112
  Operating income/(loss)                  (10,234)                (8,847)               (20,725)               (21,780)
    Plus: noncash naming rights
      for Gaylord Arena                        255                    282                    510                    564
    Plus: pension charges                       --                     --                     --                  3,346
    Plus: depreciation & amortization        1,522                  1,423                  3,083                  2,834
                                         ---------              ---------              ---------              ---------
      EBITDA                             $  (8,457)             $  (7,142)             $ (17,132)             $ (15,036)
                                         =========              =========              =========              =========


(1)      Includes food & beverage and other revenue per room.